     Exhibit 26(h)(4)(r): Rule 22C-2 Agreement, effective April 16, 2007, and to become operational on October 16, 2007, by and between Fidelity Distributors Corporation, ING Life Insurance and Annuity Company, ING National Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance Company and Systematized Benefits Administrators Inc.

RULE 22C-2 AGREEMENT

This AGREEMENT, dated no later than April 16, 2007, and effective as of the 16th day of October, 2007, is between Fidelity Distributors Corporation (the “Underwriter”) as principal underwriter for each of the funds listed on the attached Schedule A (the “Fidelity Funds”) and ING Life Insurance and Annuity Company, ING National Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance Company and Systematized Benefits Administrators Inc (individually an “Intermediary” and collectively the “Intermediaries”).

WHEREAS, the parties desire to otherwise comply with the requirements under Rule 22c-2 of the Investment Company Act of 1940, as amended (“Rule 22c-2”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Underwriter and the Intermediaries hereby agree as follows:

A.	Excessive Trading Policies

1. The Intermediaries will comply with their policies and procedures, as approved by the Fidelity Funds, which are designed to monitor and deter excessive trading activity within the mutual funds that are available through the variable annuity, variable life insurance and variable retirement plan products which they offer (individually, a “Variable Product” and collectively the “Variable Products”). Said policies and procedures may be amended from time to time with the consent of the Underwriter, which consent will not be unreasonably withheld.

B.	Agreement to Provide Information.

B.	1. Agreement to Provide Shareholder Information. a. The Intermediaries agree to provide the Underwriter or its designee, upon written request, the following shareholder information involving the Fidelity Funds:

i.	The taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) and the Variable Product number or participant account number associated with the primary shareholder, if known, that has purchased, redeemed, transferred or exchanged shares of a Fidelity Fund through an account maintained by the Intermediaries during the period covered by the request;

ii.	The amount and dates of, and the Variable Products associated with, such shareholder purchases, redemptions, transfers and exchanges; and

iii.	Any other data mutually agreed upon in writing.

Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Underwriter or its designee and the Intermediaries; and, to the extent practicable, the format for any transaction information provided to the Underwriter should be consistent with the NSCC Standardized Data Reporting Format or another mutually acceptable format.

     b. Unless otherwise specifically requested by the Underwriter, the Intermediaries shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions. The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product to a Fidelity Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Variable Product to a Fidelity Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Variable Product death benefit; (iii) one-time step-up in contract value pursuant to a Variable Product death benefit; (iv) allocation of assets to a Fidelity Fund through a Variable Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or premium payments to the Variable Product; or (v) pre-arranged transfers at the conclusion of a required free look period. The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product out of a Fidelity Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Product out of a Fidelity Fund as a result of annuity payouts, loans, systematic withdrawal programs, “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Variable Product; (iii) within a Variable Product out of a Fidelity Fund as a result of scheduled withdrawals or surrenders from a Variable Product; (iv) as a result of payment of a death benefit from a Variable Product.

     c. Requests to provide shareholder information shall set forth the specific period which shall not exceed 90 days for which transaction information is sought. The Underwriter may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fidelity Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fidelity Funds.

     d. The Intermediaries agree to provide the requested shareholder information promptly upon receipt of the request, but in no event later than 10 business days (15 business days upon the Intermediaries’ request) after receipt of such request, provided that such information resides in its books and records. If requested by the Underwriter or its designee, the Intermediaries agree to use best efforts to determine promptly whether any specific person about whom it has received a request for identification and transaction information specified in Section B.1. is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Underwriter or its designee, promptly arrange to have the indirect intermediary provide the Underwriter with the information set forth in Section B.1. for those Variable Product owners who hold an account with the indirect intermediary. If the indirect intermediary fails to provide the information requested in a timely manner, upon direction from the Underwriter the Intermediaries will restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fidelity Funds.

B.2. Agreement to Provide Investment Professional Information.

If the Underwriter determines that a Variable Product Owner’s account maintained by the Intermediaries has violated policies established by the Fidelity Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fidelity Funds, the Underwriter may request and the Intermediaries agree to provide the name or other identifier of the investment professional(s) (if known and readily identifiable on the Intermediaries’ record-keeping systems) associated with the Variable Product owner’s account which has been identified by the Underwriter as having violated policies established by the Fidelity Fund’s for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fidelity Funds. As circumstances may require, the Underwriter may further request the Intermediaries to research their record-keeping systems supporting the Variable Product through which the violation occurred, to determine whether such specific investment professional(s), identified by the Intermediaries at the request of the Underwriter pursuant to the preceding sentence, is associated with any other shareholder accounts in which purchases, redemptions, transfers or exchanges of Fidelity Funds have been made through a Variable Product. The scope and extent of each such request will be determined by the Fidelity Funds, with the approval of the Intermediaries, so long as Intermediaries approval shall not be unreasonably withheld, at the time of the request, but in no event will any such request ask for information earlier than 180 days prior to the date of the request. Upon Underwriter’s request to research, the Intermediaries agree to complete this research promptly and notify Underwriter of its findings. In event the name or other identifier of the investment professional(s) is not available on the Intermediaries’ recordkeeping systems, the Underwriter may further request the Intermediaries to research their books and records for such information. The parties shall work together to determine the scope, extent and cost associated with the Intermediaries research associated with such request. The Underwriter recognizes and acknowledges that the Intermediaries record-keeping systems may not contain current or accurate information about the investment professional(s) associated with any particular shareholder account.

B.3. Agreement to Reimburse Costs

The Underwriter agrees to reimburse the Intermediaries for reasonable costs they incur that are associated with complying with extraordinary requests under this Section B.

C.	Agreement to Restrict Trading.

1. The Intermediaries agree to execute written instructions as soon as reasonably practicable, but not later than 10 Business Days after actual receipt from the Underwriter to restrict or prohibit further purchases or exchanges of Fidelity Fund shares by a shareholder who has been identified by the Underwriter as having engaged in transactions in shares of an Fidelity Fund that violate the policies and procedures established by the Fidelity Funds for the purposes of eliminating or reducing frequent trading of Fidelity Fund shares. Unless otherwise directed by the Underwriter, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases that are affected directly or indirectly through the Intermediary.

     2. The Intermediaries will provide written confirmation to the Underwriter as soon as reasonably practicable, but not later than 10 Business Days, that such instructions have or have not been executed. If the written instructions have not been executed, then the written confirmation will also provide an explanation.

     3. Instructions to restrict or prohibit further purchases or exchanges of Fidelity Fund shares must include:

a.	The reason for requesting the restriction(s) and/or prohibition(s), and supporting details regarding the transaction activity which resulted in the restriction(s) and/or prohibition(s), including, but not limited to the Variable Product number or participant account number associated with the shareholder, if known;

b.	The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;

c.	The TIN or any other government issued identifier, if known by the Underwriter, that would help the Intermediary determine the identity of affected shareholder(s); and

d.	Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected shareholder’s Variable Products, only the type of Variable Product(s) through which the affected shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect. In absence of direction from the Underwriter in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to the Intermediary’s Variable Product(s) through which the affected shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s).

D.	Limitation on Use of Information.

1. The Underwriter agrees not to use the information received from the

Intermediaries pursuant to this Agreement for any purpose other than to comply with SEC Rule 22c-2 and other applicable laws, rules and regulations. Neither the Underwriter nor any of its affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes. The Underwriter will take such steps as are reasonably necessary to ensure compliance with this obligation.

     2. If a party to this Agreement becomes aware of any actual or suspected unauthorized access to or unauthorized use or disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received pursuant to this Agreement and determines that there is a reasonable likelihood of harm resulting from such access, use or disclosure, such party promptly shall, at its expense: (i) notify the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure; (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations. The party to this Agreement that causes the unauthorized access, use or disclosure of such information shall indemnify and hold the other party, (and any of its directors, officers, employees, or agents) harmless from any damages, loss, cost, or liability (including reasonable legal fees ) arising in connection with a third party claim or action brought against the other party resulting from such unauthorized use, access or disclosure of the information provided or received pursuant to this Agreement.

     3. In the event that a party to this Agreement is required by legal process, law, or regulation to disclose any information received or provided pursuant to this Agreement, the party shall provide the other party with prompt written notice of such requirement.

E.	Prior Agreements.

1. The parties acknowledge that prior to the effective date of this Agreement efforts to monitor and deter excessive trading activity within the Variable Products were governed by whatever practices the Underwriter and/or Fidelity Funds and the Intermediaries agreed to follow in the absence of any formal agreement. The parties also acknowledge having previously entered into fund participation and/or selling and service agreements concerning the purchase and redemption of shares of Fidelity Funds through the Variable Products. The terms of this Agreement supplement the fund participation and/or selling and service agreements and to the extent the terms of this Agreement conflict with the terms of the fund participation and/or selling and service agreements, the terms of this Agreement will control. This Agreement will terminate upon termination of the fund participation and/or selling and service agreements.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first written above.

ING Life Insurance and Annuity Company	Security Life of Denver Insurance Company
By:	By:
Name	Name
and Title:	and Title:
ING National Trust	Systematized Benefits Administrators Inc.
By:	By:
Name	Name and
and Title:	Title:
ING USA Annuity and Life Insurance	Fidelity Distributors Corporation
Company
By:	By:
Name	Name
and Title:	and Title:
ReliaStar Life Insurance Company
By:
Name
and Title:
ReliaStar Life Insurance Company of New
York
By:
Name
and Title:

Schedule A

Fidelity Distributors Corporation (the “Underwriter”) is principal underwriter for each series/portfolio of the following fund:

• [List the funds to be covered by this agreement]

A-1